EXHIBIT 99.2


Hank Cohn

Hank Cohn is Executive VP at Galaxy Ventures, LLC. Galaxy is closely held family fund with a multi-pronged investment strategy concentrating in two areas, bond trading and early stage technology investments. Mr. Cohn acts as Portfolio Manager for investments. Prior to joining Galaxy Ventures full time in 2003, Mr. Cohn worked at Atlas Capital, an investment banking boutique in New York. At Atlas Mr. Cohn in the capacity of Vice President worked on sourcing and structuring PIPE (Private Investment in Public Equities) for Atlas's proprietary fund and a few select clients including Galaxy Ventures. From 1999 until joining Atlas Capital in 2001 Mr. Cohn worked as an analyst at The Middleton Group, an Investment Banking boutique in Stamford CT. The Middleton Group specializes in raising capital for private start-up companies and had raised over $25 million during Hank's tenure there.

Mr. Cohn graduated with an MBA in finance and investments from Baruch College in 1999. Prior to getting his MBA, Hank successfully co-founded and sold Webspan Inc. an Internet Service Provider startup in 1996.


Anthony Soich

Anthony Soich is an independent consultant for a number of leading investment banks and private and publicly held companies. From June 2002 to April 2005, Mr. Soich acted as a Managing Director in the Investment Banking Division of Ladenburg Thalmann & Co. Inc. Prior to joining Ladenburg, Mr. Soich was an independent consultant from November 2001 to June 2002. From August 1999 to October 2001, Mr. Soich was a Managing Director of Corporate Finance at Roth Capital Partners and head of the Structured Finance Group (SFG) and Director of Investment Banking at The Boston Group in Los Angeles. Mr. Soich started his career as a tax and corporate attorney in New York City with Shearman & Sterling and Deloitte, Haskins & Sells, advising investment banking clients and LBO fund clients in tax and financial structuring. Mr. Soich has been a member of the Board of Directors of RAMP Corporation since July 2004 and the Chairman of the Board since May 2005.

Mr. Soich holds a BSBA, MBA, and JD, with honors, from Drake University and an LLM, in Taxation, from New York University. Mr. Soich is a Certified Public Accountant in Iowa and Attorney in New York and Iowa.